Exhibit 99.1

Bion Receives Fourth U.S. Patent on Advanced Livestock Waste Treatment Technology

March 16, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), announced that a fourth patent related to its third-generation technology platform (3G Tech) was recently issued by the U.S. Patent and Trademark Office. Bion’s 3G Tech provides advanced livestock waste treatment that will largely mitigate the environmental impacts of large-scale livestock production, recover renewable energy and high-value coproducts from the waste stream, and enable a USDA-certified Sustainable and/or Sustainable + Organic brand.

The new patent, No. 11,254,581, is a continuation of the original 3G Tech patent, No. 10,106,447, that describes the separation, concentration, and crystallization of ammonium bicarbonate from the livestock waste stream, without the use of outside chemicals. The new patent expands those claims to include additional recovery methods, as well as processes that improve efficiencies and reduce capex and operating costs.

Bion’s 3G Tech is now covered by four issued patents. These include No. 107,934,458 that was issued on October 6, 2020, which significantly strengthened Bion’s IP position, not only by covering methods used at that time, but also by laying a foundation for future developments (for press release, click here). Bion anticipates filing additional patent applications related to these continuing developments, including the optimization trials that concluded February 2021.

Craig Scott, Bion’s Director of Communications, stated, “We will continue to expand the protection of our IP, which we believe will play a key role in the transformational challenges and opportunities facing the U.S. and global livestock industry. In America, livestock production’s impacts on water quality, climate change, and public health have become the focus of criticism and a call to action from a wide range of interests: consumer and environmental advocacy groups; state and federal regulatory agencies; industry investors; competitors; and, most important, consumers themselves.

The livestock industry must clean up its environmental impacts, verify that cleanup and communicate it to the consumer, and create a pathway to pay for it. Bion’s third generation technology platform, with 30 years of R&D and experience behind it, checks all the boxes.”

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About Bion: Bion’s patented third generation technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide low-cost high-impact solutions to the air and water quality issues related to livestock production, while creating a pathway to economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate(s)’, ‘will', ’believe’, ‘future’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct